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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is entered into as of February 1, 1996 between SciClone Pharmaceuticals, Inc. a California corporation, (the "Company"), and Donald R. Sellers, an individual ("Employee").

         In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. POSITION. During the term of this Agreement, the Company will employ Employee, and Employee will serve the Company as its President and will have such other responsibilities, authority and titles as may from time to time be assigned to Employee by the Board of Directors of the Company.

2. DUTIES. Employee will have the duties and responsibilities generally associated with the positions held by Employee and as the Board of Directors of the Company may from time to time determine. Employee will comply with and be bound by Company's operating policies, procedures, and practices from time to time in effect during Employee's employment. Employee hereby represents and warrants that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which he is a party or by which he is bound.

3.       COMPENSATION AND BENEFITS.

         3.1 BASE SALARY. The Company agrees to pay Employee's base salary of $400,000. The base salary shall be payable as earned in accordance with Company's customary payroll practice. If this Agreement is renewed pursuant to
Section 4, Employee's base salary for future years shall be negotiated by the Company and Employee.

         3.2 CASH BONUS. The Company agrees to pay Employee a bonus of $200,000 upon the full achievement of specified goals agreed upon by Employee and the Company. The bonus shall be payable in accordance with the Company's customary bonus payment practices unless otherwise agreed by the Company and Employee. If this Agreement is renewed pursuant to Section 5, Employee's future bonus targets and goals shall be negotiated by the Company and Employee.

         3.3 COST-OF-LIVING ASSISTANCE PAYMENTS. The Company (or a subsidiary of the Company) agrees to continue the cost-of-living assistance payments Employee received as Managing Director, Pacific Rim Operations of the Company at their current level through July 31, 1996.

         3.4 CAR ALLOWANCE. Employee will receive a car allowance of $850 per month.

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         3.5      ADDITIONAL BENEFITS. Employee will be eligible to participate in the Company's employee benefit plans of general application, including without limitation those plans covering pension and profit sharing, stock purchases, stock options, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Employee will receive such other benefits, including vacation, holidays and sick leave, as the Company generally provides to its employees holding similar executive positions as that of Employee.

         3.6 EXPENSES. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company's business, provided that such expenses are in accordance with the Company's applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

4.       TERM AND TERMINATION.

         4.1 TERM. This Agreement shall terminate 12 months from the date first entered into above (the "Anniversary Date") unless renewed by the Company and Employee.

         4.2 EVENTS OF TERMINATION. The Agreement may be terminated upon the occurrence of any one of the following events:

                  (a) The Company's determination made in good faith that it is terminating Employee for "cause" (as defined herein) ("Termination for Cause").

                  (b) The Company's determination that it is terminating Employee without "cause" (as defined herein), which determination may be made by the Company at any time at the Company's sole discretion, for any reason or for no reason ("Termination Without Cause").

                  (c) The effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company ("Voluntary Termination").

         4.3 "CAUSE" DEFINED. For purposes of this Agreement, "cause" for Employee's termination will exist at any time after the happening of one or more of the following events:

                  (a) Employee's willful misconduct or gross negligence in performance of his duties hereunder, including Employee's refusal to comply in any material respect with the legal directives of the Company's Board of Directors so long as such directives are not inconsistent with the Employee's position and duties, and such refusal to comply is not remedied within ten (10) working days after written notice from Company, which written notice shall state that failure to remedy such conduct may result in Termination for Cause.

                  (b) Dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company.

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                  (c)      Employee's incurable material breach of any element
of the Company's Proprietary Information and Inventions Agreement, including without limitation, Employee's theft or other misappropriation of the Company's proprietary information.

         4.4 "DISABILITY" DEFINED. For purposes of this Agreement, "disability" will mean that the Board of Directors has determined, based on competent medical evidence, that the Employee has become incapable, mentally or physically, of substantially performing his services and discharging his duties hereunder for a period in excess of six (6) months.

5.       EFFECT OF TERMINATION.

         5.1 TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION. In the event of any termination of this Agreement pursuant to Sections 4.2(a) or 4.2(c), the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 3 through the date of termination. Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

         5.2 TERMINATION WITHOUT CAUSE. In the event of any termination of this Agreement pursuant to Section 4.2(b), or as a result of a material diminution of Employee's duties and responsibilities by the Company, or as a result of Employee's death or disability (as defined herein),

                  (a) the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 3 through the date of termination, except that health-related benefits shall continue for one year beyond the effective date of termination.

                  (b) within seven (7) days of termination, Company shall pay Employee a severance payment equal to the sum of one year of the Employee's then-current base salary, car allowance and the bonus Employee could have earned had he continued employment with the Company through the end of the calendar year in which termination occurs,

                  (c) the Company shall cause all of the Employee's outstanding stock options to become immediately vested and the exercise period of such options will be extended for a period of one year, provided, however, that such extension shall not exceed the original term of such options, and

                  (d) Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans.

6.       MISCELLANEOUS.

         6.1 SEVERABILITY. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive

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such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable consistent with the intent of this Agreement and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

         6.2 NO WAIVER. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

         6.3 ASSIGNMENT. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company's obligations hereunder.

         6.4 WITHHOLDING. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

         6.5 AMENDMENT. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by both parties hereto.

         6.6 NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party, shall notify the other parties:

                  If to the Company:   SciClone Pharmaceuticals, Inc.
                                       901 Mariners Island Boulevard
                                       San Mateo, CA 94404
                                       Attention: Chairman of the Board of
                                       Directors
                                       Telecopier: (415) 358-3469

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                  If to Employee:      Donald R. Sellers
                                       c/o SciClone Pharmaceuticals, Inc.
                                       901 Mariners Island Boulevard
                                       San Mateo, CA 94404
                                       Telecopier: (415) 358-3469

         6.7 BINDING NATURE. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

         6.8 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural includes the singular, the masculine gender includes both male and female referents, and the word "or" is used in the inclusive sense.

         6.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

         6.10 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

         IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

SCICLONE PHARMACEUTICALS, INC.            EMPLOYEE

By: ________________________________      ______________________________________
                                          Donald R. Sellers
Name: Thomas E. Moore

Title: Chairman